UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    September 16, 2008

DOWNEY FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13578 (Commission File Number)	33-0633413 (IRS Employer Identification Number)

3501 Jamboree Road Newport Beach, California (Address of principal executive offices)		92660 (Zip Code)

Registrant’s telephone number, including area code:   (949) 854-0300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 16, 2008, the Board of Directors of the Registrant and the Board of Directors of the Registrant’s wholly-owned subsidiary, Downey Savings and Loan Association, F.A. (the “Bank”) appointed Charles R. Rinehart, 61, Chief Executive Officer of the Registrant and the Bank, effective September 23, 2008. Mr. Rinehart was also appointed to the Board of Directors of each entity. Mr. Rinehart will assume the responsibilities of Thomas E. Prince, who served as interim Chief Executive Officer of the Registrant and the Bank since July 2008, and who will, effective as of September 23, 2008, remain with the Registrant and the Bank as Senior Executive Vice President, Office of the CEO.

Mr. Rinehart was previously Chairman and Chief Executive Officer of H.F. Ahmanson Company, a publicly traded Fortune 500 company that was sold to Washington Mutual Bank in 1998. Mr. Rinehart joined Home Savings and H.F. Ahmanson in 1989 as President and Chief Operating Officer and was appointed Chief Executive Officer in 1993. Prior to joining H.F. Ahmanson, Mr. Rinehart was the Chief Executive Officer of Avco Financial Services from 1983 to 1989. Mr. Rinehart currently serves on the boards of directors of Safeco Insurance Company, where he has served since 2007, and Verifone, Inc., where he has served since 2006. He also served on the boards of directors of H.F. Ahmanson Company from 1994 to 1998, Union Bank of California from 2002 to 2004, Pacificare Health Insurance Company from 2002 to 2003, homebuilder Kaufman and Broad Corporation from 1996 to 1999 and the Federal Home Loan Bank of San Francisco from 1995 to 2001. He was also Chairman of the Thrift Industry Advisory Council to the Federal Reserve from 1998 to 1999.

There are no arrangements between Mr. Rinehart and any other persons pursuant to which Mr. Rinehart was selected as Chief Executive Officer. Mr. Rinehart is not related to any (i) director or executive officer of the Registrant, (ii) persons nominated or chosen by the Registrant to become directors or executive officers, (iii) beneficial owner of five percent of the Registrant’s securities or (iv) to any immediate family member of such persons. Mr. Rinehart does not have a direct or indirect material interest in any currently proposed transaction to which the Registrant is to be a party in which the amount involved exceeds $120,000, nor has Mr. Rinehart had a direct or indirect material interest in any such transaction since the beginning of the Registrant’s last fiscal year.

It is anticipated that Mr. Rinehart and the Bank will enter into an Employment Agreement providing for an annual base salary of $1 million and an annual bonus under the Registrant’s Annual Incentive Plan targeted at 150% of his base salary, beginning in the 2009 plan year. In addition, pursuant to the anticipated Employment Agreement, it is expected that Mr. Rinehart will receive a signing bonus of $2.5 million. Mr. Rinehart will also be eligible to participate in the employee benefit programs (including medical, dental and other insurance programs) generally available to all full-time employees. Further, on September 16, 2008, the Registrant’s Board of Directors approved a grant of 1,226,994 shares of restricted stock in the Registrant to Mr. Rinehart, conditioned on the execution of an Employment Agreement. Mr. Rinehart will become vested in increments of 25% on each anniversary date of the commencement of Mr. Rinehart’s employment, until Mr. Rinehart is fully vested in the restricted stock upon the fourth anniversary of his employment. Subject to certain terms and conditions, Mr. Rinehart shall become fully vested in the restricted stock in the event a lump sum amount becomes payable to Mr. Rinehart pursuant to the provisions of a Change in Control Agreement that Mr. Rinehart and the Bank are expected to enter into at the time an Employment Agreement is executed, or in the event of Mr. Rinehart’s involuntary termination of employment other than for cause or his termination of employment for good reason. If Mr. Rinehart is terminated by the Registrant without cause, he will be eligible for a severance payment equal to one times his annual base salary.

Under the anticipated Change in Control Agreement, it is expected that Mr. Rinehart will be eligible for a payment equal to one times his annual base salary upon a change in control of the Bank and termination of his employment, subject to and in accordance with the terms and conditions of the Change in Control Agreement.

A copy of the press release relating to the appointment of Mr. Rinehart is attached hereto as Exhibit 99.3 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

99.1  Press release dated September 22, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOWNEY FINANCIAL CORP. (Registrant)

Date: September 22, 2008	By /s/ Richard B. Swinney Richard B. Swinney Corporate Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
99.1	Press release dated September 22, 2008 relating to the appointment of Mr. Rinehart